Testing the Waters Materials Related to Series #STARWARS3

From the Rally App:

#STARWARS3

'77 TOPPS STAR WARS SERIES 1-5 BOXES (UNOPENED)

THIS INITIAL OFFERING IS COMING SOON!

STAR WARS
STAR WARS
STAR WARS
STAR WARS

CURRENT VALUE: $26,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#STARWARS3

'77 TOPPS STAR WARS SERIES 1-5 BOXES (UNOPENED)

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$10.00
Number of Shares	2,600
Initial Offering Market Cap.	$26,000
Storage Location	Rally

ASSET SPECIFICATIONS

Last Trade	Trading Card Sealed Boxes
52 Week High	Topps

ED IN U.S.A.

BBCE

Baseball · Basketball · Football · Hockey · Non-Sport

BASEBALL CARD EXCHANGE, INC.

Baseball Card Exchange

Steve Hart, Owner
2412 US Highway 41 · Schererville, IN 46375
(219) 515-6907 · 800-598-8656
Fax (219) 515-6908 · www.bbcexchange.com

1000037434

Exchange

1978 Topps Star Wars
Unopened Series 4 Wax Box

PPS

#STARWARS3 | $26K

SIMILAR ASSET SALES   TRADING ON RALLY

Prices are not adjusted for inflation

1M 3M 6M 1Y **ALL**

-30.6%
COMPARABLE ASSET VALUE CHANGE SINCE 06/04/2021

3
TRANSACTIONS SINCE 06/04/2021

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Topps Star Wars Series 1-5 Unopened Wax Boxes (BBCE Certified)	6/4/2021	$32,844.00	Lelands
Topps Star Wars Series 1-5 Unopened Wax Boxes (BBCE Certified)	6/28/2021	$24,600.00	Goldin
Topps Star Wars Series 1-5 Unopened Wax Boxes (BBCE Certified)	2/23/2022	$22,800.00	Goldin

MOVIE PHOTO CARDS BUBBLE GUM
STAR WARS

#STARWARS3 | *Visuals*

The 1977 Topps Star Wars set contains what many consider to be the "Rookie Cards" of iconic characters like Luke Skywalker, Obi-Wan Kenobi, and Princess Leia.

LAUNCH GALLERY ›

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 1977 TOPPS STAR WARS SERIES 1-5 BOXES

Investment Overview

•Upon completion of the Series #STARWARS3 Offering, Series #STARWARS3 will purchase a 1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE for Series #STARWARS3 (The “Series 1977 Topps Star Wars Series 1-5 Boxes” or the “Underlying Asset” with respect to Series #STARWARS3, as applicable), the specifications of which are set forth below.

•The Topps Company, Inc. was founded as Topps Chewing Gum, Inc. in Brooklyn in 1938 by the four sons of Morris Shorin, Abram, Ira, Joseph, and Phillip. Topps began first printing cards in 1949 and issuing them as ‘freebies’ inside packs of gum.

•Star Wars is a series of films created by George Lucas that has spawned a wide-spanning industry since its debut in 1977, including ongoing films and TV shows, merchandise, trading cards, toys, and video games. The New York Times called Star Wars a “cultural behemoth.”

•The Underlying Asset is a 1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE.

Asset Description

Overview & Authentication

•The first Star Wars film was released on May 25, 1977 (later retitled “Star Wars: Episode IV — A New Hope”). Directed by George Lucas, the “Space Opera” grossed an estimated $775,398,007 at the worldwide box office.

•Following the debut hit, the franchise has since released a total of 11 films, with “Star Wars: Episode IX — The Rise of Skywalker” arriving in theatres on December 20, 2019.

•The Walt Disney corporation announced they agreed to acquire Lucasfilm Ltd. on October 30, 2012. Through this deal Disney acquired ownership of Star Wars and associated businesses in film, consumer products, animation, and more.

•Beckett called the 1977 Topps Star Wars trading cards set “one of the most popular in the history of the hobby” and elaborated by saying “it helped launch a franchise that has continues to be a juggernaut more than 40 years later. In that same span this particular set has gone from a phenomenon to a trading card icon.”

•Donruss had already secured a license to produce toys for the Star Wars franchise, but decided against pursuing trading cards based on the film. In addition, “there was opposition within Topps” regarding the merits of securing the license to produce the trading cards, partially due to several commercially unsuccessful non-sports cards releases in the 1970s.

•According to Beckett: “Like the film, Topps’ initial bow with Star Wars trading cards was a hit. So much so that the first film’s cards would end up spanning five separate series. Each is connected numerically but each stands out on its own.”

•Each of the original five Topps Star Wars trading cards series used a different colored border: Series 1, blue; Series 2, Red; Series 3, yellow; Series 4, green; and Series 5, orange.

•The most common card-back across each series consists of puzzle pieces, which can be matched with proper cards within the series to create a larger illustration. For example, in Series 1, 28 cards can be used to depict an image of Luke Skywalker.

•Each series was also sold with a sticker in every pack, depicting main character portraits, scenes from the film, and other designs.

•The Series 1 set consists of the main characters from the film in the first eight numbered cards. According to Beckett: “Today these cards are treated somewhat similarly to Rookie Cards on the sports card side and can command significant premiums on the secondary market.”

•One of the most famous cards from the entire set is the #207 C-3PO (Anthony Daniels) Card, which became notorious due to its image depicting the Star Wars droid in an “obscene” and “juvenile” pose.

•The Underlying Asset has been authenticated by BBCE.

Notable Features

•The Underlying Asset is 1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE.

•The Underlying Asset contains a total of 180 packs from the 1977 Topps Star Wars set, with each box holding 36 packs.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from BBCE.

Details

Series 1977 Topps Star Wars Series 1-5 Boxes
Memorabilia	Trading Card Sealed Boxes
Manufacturer	Topps
Year	1977
Variety	Star Wars Series 1-5
Authentication	BBCE
Certification No.	A8355

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1977 Topps Star Wars Series 1-5 Boxes going forward.